Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dril-Quip, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-118876), Form S-8 (No. 222-68976), Form S-8 (No. 333-47453), Form S-3 (No. 333-128989) of our reports dated February 28, 2008, relating to the consolidated financial statements and the effectiveness of Dril-Quip, Inc.’s internal control over financial reporting, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective January 1, 2006.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Houston, Texas

February 28, 2008